Exhibit 4.25.4

APPENDIX NO. 3
to Agency Agreement

No.                dt. 23 February 2006

Operator’s Agency Report

Under Contract No.                   dt.

for                              month (reporting period) of

Form 1. Operator’s Report on Telecommunications agreements entered into with Users during the Reporting Period pursuant to Paragraph 2.1.2. of the Agreement and Agency agreements with  Associated operators in the reporting period in accordance with para. 2.1.1. of this Agreement.

	Number of agreements entered into in the Reporting Period	Branch 1	Branch 2	Branch 3	…
1	With Associated operators in accordance with Form 1 (Appendix 1)
2.	With Associated operators in accordance with Form 2 (Appendix 1)
3.	With Users

Form 2. List of Associated Operators with whom agency agreements have been entered into during the Reporting period pursuant to para. 2.1.1. of the Agreement.

Ref. No.	Associated Operator’s trade name	Agreement form	Date of entry	Number of agreement

Form 3. Number of agreements entered into during the Reporting Period pursuant to para. 2.1.1.  and 2.1.2. of the Agreement

Agreements entered into during Reporting Period	Total entered into during Reporting Period	Fee due for agreements entered into, in RUR	Total amount, in RUR, net of VAT
With Users
With Associated operators in accordance with Form 1 (Appendix 1)
With Associated operators in accordance with Form 2 (Appendix 2)

Operator’s fee is RUR                                                 net of VAT

VAT amount @ 18% is RUR                                                  ..

Total Operator’s fee is RUR                                                  including VAT

Rostelecom:

General Director OAO Rostelecom                             D.Ye. Yerokhin                             200   Seal here

Operator: General Director OJSC Sibirtelecom:                                   A.I. Nikulin                                                 2006 Seal here